Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MacDermid Group, Inc.:

We consent to the use of our report dated March 7, 2012, with respect to the balance sheets of MacDermid Group, Inc. as of December 31, 2011 and June 17, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut

June 22, 2012